UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

TELOS CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

TELOS CORPORATION
19886 Ashburn Road, Ashburn, Virginia 20147-2358

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 17, 2022

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Telos Corporation, a Maryland corporation (the “Company”), will be held in the Meeting Room at the Company’s headquarters located at 19886 Ashburn Road, Ashburn, Virginia, 20147-2358, on Tuesday, May 17, 2022 at 10:00 a.m. EDT.

If stockholder attendance is not permitted by local, state or federal officials or the Company determines that it otherwise is not in the best interest of its employees, stockholders and community to permit in-person attendance at the Annual Meeting, the Company may have to reconsider the date, time, location and/or means of convening the Annual Meeting.  If the Company takes these steps, it will announce the changes in advance and updated information will be provided on the Company’s website and via filing materials with the U.S. Securities and Exchange Commission (“SEC”) no later than May 10, 2022.

The Annual Meeting is being held for the following purposes:

1.	ELECTION OF DIRECTORS: To elect seven Directors to the Board of Directors to serve until the 2023 Annual Meeting of Stockholders or until their successors are elected and qualified;

2.	INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM: To ratify the selection of BDO USA, LLP to serve as the Company’s independent registered public accounting firm; and

3.	OTHER BUSINESS: To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on March 21, 2022 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

We will be using the SEC’s Notice and Access model, which allows us to make the proxy materials available on the Internet as the primary means of furnishing proxy materials to stockholders.  On or about April 7, 2022, we will mail to all stockholders a Notice of Internet Availability of Proxy Materials, which contains instructions for accessing our proxy materials on the Internet and voting by telephone or on the Internet.  The Notice of Internet Availability of Proxy Materials also contains instructions for requesting a printed set of proxy materials.  The Notice of Annual Meeting and Proxy Statement, and the Annual Report on Form 10-K for the fiscal year ended December 31, 2021, are also available at: https://investors.telos.com/.

Your vote is important to us.  Whether you plan to participate in the Annual Meeting or not, please be sure to vote.  Please vote promptly by telephone or on the Internet by following the instructions on your Notice of Internet Availability of Proxy Materials.

By order of the Board of Directors.

Helen M. Oh, Secretary

Ashburn, Virginia

April 7, 2022

TELOS CORPORATION
19886 Ashburn Road, Ashburn, Virginia 20147-2358

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 17, 2022

This Proxy Statement is furnished by Telos Corporation, a Maryland corporation (“Telos”, the “Company”, “we”, “us” or “our”), to the holders of the Company’s Common Stock in connection with the Annual Meeting of Stockholders (“2022 Annual Meeting”) of the Company to be held on May 17, 2022, 10:00 a.m. EDT, or any adjournment or postponement of it, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders (“Annual Meeting Notice”).

If stockholder attendance is not permitted by local, state or federal authorities or the Company determines that it otherwise is not in the best interest of its employees, stockholders and community to permit in-person attendance at the Annual Meeting, the Company may have to reconsider the date, time, location and/or means of convening the Annual Meeting.  If the Company takes these steps, it will announce the changes in advance and updated information will be provided on the Company’s website and via filing materials with the U.S. Securities and Exchange Commission (“SEC”) no later than May 10, 2022.

The Company’s Board of Directors is soliciting proxies from holders of Common Stock for the election of the Directors and the ratification of the Company’s independent registered public accounting firm.

The entire cost of soliciting these proxies will be borne by the Company.  As needed, the Company will request brokers and others to send proxy forms and other proxy material to the beneficial owners of the Common Stock and reimbursement will be provided for any reasonable expenses incurred in so doing.  If we deem necessary, the Company may also request its employees to solicit proxies from the stockholders personally or by telephone.  The Company may retain a proxy solicitor to assist in the solicitation of proxies, for which the Company would pay usual and customary fees.

The Annual Meeting Notice, this Proxy Statement and the Annual Report on Form 10-K for the fiscal year ended December 31, 2021 are available at https://materials.proxyvote.com/87969B and on the Company website at http://investors.telos.com.

We are making the proxy materials available to stockholders on the Internet under the SEC’s Notice and Access model. We believe the electronic method of delivery under the Notice of Internet Availability model will decrease postage and printing expenses, expedite delivery of proxy materials to you and reduce our environmental impact, and we encourage you to take advantage of the availability of the proxy materials on the Internet.  The Notice of Internet Availability of Proxy materials includes instructions for accessing the proxy materials and voting by telephone or on the Internet. Stockholders will need their unique control number which appears on their Notice of Internet Availability of Proxy Materials (printed in the box and marked by the arrow), the proxy card and the instructions that accompany the proxy materials in order to access the voting site. Beneficial stockholders who do not have a control number may gain access by logging into their broker, brokerage firm, bank, or other nominee’s (collectively referred to as “Nominee”) website and selecting the shareholder communications mailbox to link through to the 2022 Annual Meeting material. Instructions should also be provided on the voting instruction card provided by your Nominee.

If you received the Notice of Internet Availability of Proxy Materials but instead would like to receive a full printed set of the proxy materials in the mail, you may follow the instructions in the Notice of Internet Availability of Proxy materials for requesting such materials.

Voting Procedures

Record Date.  The record date for determining the stockholders entitled to vote at the Annual Meeting is March 21, 2022 (“Record Date”).  As of March 21, 2022, there were 67,867,500 shares of Common Stock outstanding and entitled to vote at the Annual Meeting.

Votes.  Each holder of Common Stock is entitled to one vote per share of Common Stock held in the election of the Directors and the ratification of the Company’s independent registered public accounting firm, and any other issue to be decided at the Annual Meeting.

Quorum and Vote Required.  A quorum consists of stockholders representing a majority of the votes by holders of Common Stock entitled to be cast at the Annual Meeting.  Nominees do not have the authority to vote your uninstructed shares in the election of directors.  If a beneficial owner of the Common Stock does not instruct its Nominee how to vote its shares, no votes will be cast on that beneficial owner’s behalf in the election of directors.  These Nominee non-votes are counted for purposes of determining whether a quorum is present and will have no effect on the result of the vote on the issues on the ballot.

Directors are elected by a plurality of the votes cast by the holders of the applicable class of stock if a quorum is present.  The affirmative vote of a majority of votes cast by the holders of Common Stock at the 2022 Annual Meeting if a quorum is present is required to ratify the appointment of the independent registered public accounting firm.

Only votes cast “FOR” a nominee will be counted in the election of directors. Votes that are withheld with respect to one or more nominees will result in those nominees receiving fewer votes but will not count as a vote against the nominees. You have the right to vote “FOR” or “AGAINST,” or to “ABSTAIN” from voting, in connection with Proposal 2.

Voting Methods.  Instruction on voting is provided in the Notice of Internet Availability of Proxy Materials, which contains instructions for accessing our proxy materials on the Internet and voting by telephone or on the Internet.

If you hold shares of the Company directly in your name with our transfer agent, Broadridge, you are a “stockholder of record” or “registered stockholder.” If you are a stockholder of record, the Notice of Internet Availability of Proxy materials has been sent directly to you by the Company or by our representative.  If you own your shares indirectly through a Nominee, your shares are said to be held in “street name.” Technically, your Nominee will vote those shares. In this case, the Notice of Internet Availability of Proxy materials will be forwarded to you by your broker, bank, other financial institution, or other designated representative. Through this process, your bank or broker collects voting instructions from all of its customers who hold shares of the Company and then submits those votes to us.

Please authorize a proxy to vote your shares as soon as possible. If you are a beneficial owner of shares of our common stock, your Nominee will NOT be able to vote your shares with respect the election of directors unless you give your Nominee specific voting instructions.  A “broker non-vote” occurs when your Nominee submits a proxy for your shares but does not indicate a vote for a particular proposal because the Nominee does not have the authority to vote on that proposal because the Nominee has not received instructions from you.  Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present. Only “FOR” and “AGAINST” votes are counted for purposes of determining the votes cast in connection with each proposal. Therefore, broker non-votes and abstentions will not be counted as a vote “FOR” the election of directors in Proposal 1 and will have no effect on determining the result of the vote.  Abstentions on Proposal 2 will have no effect on the result of the vote.

For shares held in “street name,” when a Nominee does not receive voting instructions from its customers, the question arises whether the Nominee nonetheless has the discretion to vote those shares.  For routine matters, NASDAQ gives Nominees the discretion to vote, even if they have not received voting instructions from their customers or the “beneficial owners” of such shares. In this Proxy Statement, only the ratification of our independent registered public accounting firm, BDO USA, LLP, (Proposal 2), is a matter considered routine by NASDAQ.

For non-routine matters, NASDAQ prohibits Nominees from casting votes on behalf of the beneficial owners if they have not received voting instructions. When the Nominee is unable to vote under these rules, it reports the number of unvoted shares to us as “broker non-votes.” In this Proxy Statement, the election of directors (Proposal 1) is a matter considered non-routine by NASDAQ. As a result, on the election of directors, if you hold your shares in street name, your shares will be voted only if you give instructions as to how to vote your shares to your Nominee.

Meeting Attendance.  Registered holders of the Common Stock who plan to attend the meeting in person should mark the attendance box on their proxy card, and bring a copy of the proxy card with them to the meeting.  Ballots will also be available at the meeting.  Beneficial owners of the Common Stock that is held by a Nominee must provide adequate proof of ownership.  In addition, due to security requirements at the Company’s headquarters, a government issued photo identification will be required for admission to the Annual Meeting.

Revocation of Proxies.  A registered holder of the Common Stock who has provided a proxy to the Company may revoke the proxy at any time before the underlying shares are voted at the 2022 Annual Meeting by:

(1)	Executing a proxy dated later than the most recent proxy given and mailing it to:

Corporate Secretary
Telos Corporation
19886 Ashburn Road
Ashburn, VA 20147

(2)	Appearing in person and voting using a ballot at the Annual Meeting, or

(3)	Filing an instrument of revocation with the Inspector of Elections at the Annual Meeting.

If shares of the Common Stock are held in the name of a Nominee, the beneficial owner of those shares must contact the Nominee in order to change a vote.  The Inspector of Elections will record each vote according to the latest instructions received from the respective stockholder.

Election of Directors

Director Nominees.  The Company’s Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated the following individuals for election as Directors by the holders of the Common Stock, to serve until his or her successor is elected and qualified:  John B. Wood, David Borland, Bonnie L. Carroll, Derrick D. Dockery, Bradley W. Jacobs, Maj. Gen. (ret) John W. Maluda, and Fredrick D. Schaufeld.

On January 14, 2022, Mr. Bernard C. Bailey informed the Company that he would not stand for re-election to its Board of Directors at the 2022 Annual Meeting of Stockholders.

Biographical Information Concerning Director Nominees.  Information concerning the nominees for election as Directors appears below.

Name	Age	Biographical Information

John B. Wood	58
President, Chief Executive Officer, Chairman of the Board of the Company.  Mr. Wood joined the Company in 1992 as Executive Vice President and Chief Operating Officer (“COO”) and in 1994 was named President and Chief Executive Officer (“CEO”) until March 2000, when he was appointed to the newly created position of Executive Chairman of the Board. In 2002, he became Chairman of the Board subsequent to a restructuring of the Board of Directors. In January 2003, Mr. Wood resumed the positions of President and CEO.  Prior to joining the Company, Mr. Wood worked on Wall Street for Dean Witter Reynolds, UBS Securities, and his own boutique investment bank. Mr. Wood graduated from Georgetown University where he earned a Bachelor of Science in Business Administration in finance and computer science. Mr. Wood also serves on several advisory boards.  Mr. Wood is the brother of Mr. Emmett J. Wood, the Executive Vice President, Marketing & Strategy, of the Company.

As the Chief Executive Officer of the Company, Mr. Wood provides the Board with not only the knowledge of the daily workings of the Company, but also with the essential experience and expertise that can be provided only by a person who is intimately involved in running the Company. Mr. Wood’s broad knowledge and experience with the Company, its stockholders, partners, customers, and vendors resulting from his long tenure with the Company are invaluable to the Board.

David Borland	74
President, Borland Group, an information technology consulting company, since January 2004. Mr. Borland was elected to the Board of Directors in March 2004 after retiring as Deputy Chief Information Officer (“CIO”) of the U.S. Army with more than 30 years of experience in the U.S. Government.  Mr. Borland’s U.S. Army career experience also includes serving as Vice Director of Information Systems for Command, Control, Communications, and Computers; Director of the Information Systems Selection and Acquisition Agency; and numerous other positions.  From 1966 through 1970, Mr. Borland served in the U.S. Air Force. Mr. Borland received numerous awards, including the Meritorious Presidential Rank Award for Senior Executive Service Members (1996 and 2003), the Distinguished Presidential Rank Award (2000), and the U.S. Army Decoration for Exceptional Civilian Service (1998 and 2003). Mr. Borland holds a Master’s Degree in Finance from George Washington University.

Mr. Borland’s industry experience and extensive service with the U.S. Army and the U.S. Air Force make him a valuable member of the Board of Directors.

Name	Age	Biographical Information

Bonnie L. Carroll	64
President and Founder, Tragedy Assistance Program for Survivors (TAPS), a non-profit organization that provides comfort, care, and resources to family members grieving the death of a member of the military, since 1994.  Ms. Carroll was elected to Board in September 2020.  Ms. Carroll also has held appointments in the government, including White House Liaison at the Department of Veteran Affairs (VA) under President George W. Bush, Executive Assistant to the President for Cabinet Affairs under President Reagan, and the Senior Advisor to the Iraqi Ministry of Communications during Operation Iraqi Freedom.  Ms. Carroll retired as a Major in the Air Force Reserve following 31 years of service, where her career included serving as Chief, Casualty Operations, HQ USAF. Prior to joining the USAFR, Maj. Carroll served 16 years as both a noncommissioned officer and then a commissioned officer in the Air National Guard as a Transportation Officer, Logistics Officer, and Executive Officer.

Ms. Carroll holds a degree in Public Administration and Political Science from American University and has completed Harvard University John F. Kennedy School of Government’s Executive Leadership Program on International Conflict Resolution. She is a graduate of several military service schools, including the USAF Logistics Officer Course, Squadron Officers School, Defense Equal Opportunity Management Institute, Academy of Military Science and USAF Basic Training (Honor Graduate). Ms. Carroll received the Presidential Medal of Freedom from President Barack Obama and the Zachary and Elizabeth Fisher Distinguished Civilian Humanitarian Award from the Department of Defense.

Ms. Carroll’s extensive service in the military, civilian agencies, and non-profit work serving family members of military service men and woman, and the recognition of her service by the highest level of government make her a valuable member of the Board of Directors.

Derrick D. Dockery	41
U.S. Government Affairs at TikTok, a popular video streaming and sharing app, since June 2020.  Mr. Dockery was elected to the Board on January 19, 2022.  Mr. Dockery serves as a government relations and public affairs professional to civil society, business, and Federal and state governments.  He works with members of the U.S. House of Representatives and U.S. Senate on fundamental policy matters and leads corporate social responsibilities initiatives.  Mr. Dockery is also the Co-Founder of Yellow Ribbons United, a non-profit founded in 2013, which leverages professional sports platforms and resources of corporate America to increase awareness of issues affecting retired and active duty military personnel and their families.  From 2013 to 2019, Mr. Dockery worked at the U.S. House of Representatives for Speaker Paul Ryan (2016-2019) as Business and Intergovernmental Coalition Director; Chairman Jason Chaffetz, House Oversight and Government Reform Committee (2015-2016) as Communications and Coalitions Coordinator; and Chairman Paul Ryan, House Budget Committee Office (2013-2015) as Communications Press Assistant.  From 2003 to 2013, Mr. Dockery played professional football as an offensive lineman for the Dallas Cowboys, Washington Redskins, and the Buffalo Bills.

Mr. Dockery holds a Bachelor of Science in Education with a minor in Communications from the University of Texas in Austin, Texas and a Master of Business Administration from George Washington University in Washington, D.C.

Mr. Dockery’s extensive service with the Federal government and non-profit work serving family members of military service men and woman, and his relationships in the business community, make him a valuable member of the Board of Directors.

Bradley W. Jacobs	64
Adjunct Professor at Rollins College in Florida and Consultant since January 2015.  Mr. Jacobs was elected to the Board on January 19, 2022.  Mr. Jacobs is a consultant for various law firms regarding Department of Defense and agency bid protests.  From November 2000 until September 2014, Mr. Jacobs served in various finance roles at BAE Systems, Inc., which has 43,700 employees worldwide and generated $12 billion in sales in 2013.  He was as Senior Vice President, Finance (March 2009 to September 2014); Vice President, Finance, Mergers & Acquisitions (September 2007 to February 2009); and Vice President, Finance, Electronics & Integrated Solutions Operating Group (November 2000 to August 2007).  From March 1992 until November 2000, Mr. Jacobs worked in various management roles at Lockheed Martin Company.  Mr. Jacobs also serves on the Board of Tragedy Assistance Program for Survivors (TAPS) and the Jewish Federation for Greater Orlando.

Mr. Jacobs holds a Bachelor of Science in Finance (with honors in Economics) from the University of Maryland and a Master of Science in Industrial Administration from Purdue University.

Mr. Jacobs’s education, his extensive experience with major defense contractors, and his focus on financial matters within those companies, make him a valuable member of the Board of Directors.

Name	Age	Biographical Information

Major General John W. Maluda (USAF, Ret.)	68
Retired, U.S. Air Force Major General.  General Maluda was elected to the Board in October 2009. He retired from the U.S. Air Force in September 2009 after more than 34 years of continuous active duty.  At the time of his retirement, General Maluda was Director of Cyberspace Transformation and Strategy, in the Office of the Secretary of the Air Force, and Chief Information Officer. In that capacity, he shaped doctrine, strategy, and policy for communications and information activities and served as the functional advocate for 30,000 personnel. Prior to that, General Maluda was Vice Commander, 8th Air Force, at Barksdale Air Force Base, Louisiana. General Maluda enlisted in the Air Force in 1973 and received his commission in 1978 as a distinguished graduate of the ROTC program at Troy State University in Alabama. His career highlights include serving at three major commands, with unified combatant commands, a defense agency, the White House and the Air Staff.  General Maluda’s staff experience included positions at Headquarters U.S. Air Force, Air Combat Command, and U.S. Air Force in Europe, Air Force Special Operations Command, U.S. Space Command and the White House Communications Agency. General Maluda holds a Bachelor of Science in Electrical Engineering from Auburn University, a Master’s Degree in Systems Management from the University of Southern California, and Master’s Director Certification from the American College of Corporate Directors, a public company director education and credentialing organization.

General Maluda’s comprehensive experience with the U.S. Air Force and broad industry insight make him a valuable member of the Board of Directors.

Fredrick D. Schaufeld	62
Co-founder and Managing Director of SWaN & Legend Venture Partners (SWaN) since 2006. Mr. Schaufeld was elected to the Board in November 2020.  Mr. Schaufeld is a Partner in Monumental Sports and Entertainment, which owns the Washington Capitals (NHL), Wizards (NBA), Mystics (WNBA), Capital City Go-Go (NBA-G) and the Capital One Arena. He is a Partner in the Washington Nationals (MLB), Team Liquid (e-Sports), the Professional Fighters League (PFL) and the Hill Top House Hotel, Harpers Ferry. Mr. Schaufeld also owns American Bike Ride, the parent of DC Bike Ride.  Prior to SWaN, Mr. Schaufeld founded and led NEW Corp. (NEW), which was acquired by Asurion (now NEW Asurion) in 2008. Mr. Schaufeld currently sits on the boards of several private companies. Mr. Schaufeld is the recipient of Ernst & Young’s “Entrepreneur of the Year” award, a member of the Economic Club of Washington, D.C., the Young President’s Organization (YPO) and its Peace Action Network Arab American Action Forum.  Mr. Schaufeld also sits of the board of several charitable organizations, including INOVA Health System Foundation and the Wolf Trap Foundation.

Mr. Schaufeld received his BA in Government from Lehigh University.

Mr. Schaufeld’s extensive experience in business and finance, as well as his service to various local charitable organizations, make him a valuable member of the Board of Directors.

Board Diversity Matrix (as of April 1, 2022). In addition to gender and demographic diversity, we also recognize the value of other diverse attributes that Directors may bring to our Board, including veterans of the U.S. military.

Total number of Directors	8
	Female	Male	Non-binary	Undisclosed
Number of directors based on gender identity	1	6	-	1
Number of directors who identify in any of the categories below:
African American or Black	-	1	-	-
Alaskan Native or American Indian	-	-	-	-
Asian	-	-	-	-
Hispanic or Latin	-	-	-	-
Native Hawaiian or Pacific Islander	-	-	-	-
White	1	5	-	-
Two or More Races or Ethnicities	-	-	-	-
LBGTQ+	-	-	-	-
Undisclosed	-	-	-	1
Directors who are U.S. military veterans: 4

The Board of Directors of Telos recommends that the Director nominees named above be elected by the holders of the Company’s Common Stock.

Board of Advisors

On May 13, 2020, we formed the Advisory Board of Telos (the “Advisory Board”), which serves as advisors to the Company’s management team and the Board of Directors in the conduct of the Company’s business and the pursuit of its strategic objectives. Membership of the Advisory Board is determined by the Board of Directors, and once appointed to the Advisory Board, members of the Advisory Board serve until the earlier of their resignation, removal, or the appointment of their replacement.

The Board of Directors has delegated to the Management Development and Compensation Committee (“Compensation Committee”) the responsibility to evaluate potential candidates for the Advisory Board, the terms upon which such candidates would serve including compensation for their service, and recommend both appropriate candidates and terms for approval by the Board of Directors.

Responsibilities of members of the Advisory Board include:

•	Providing counsel and advice as may be requested from time to time.
•
Providing opinions to assist the Company in identifying and, in coordination with the Company’s management team, pursuing opportunities related to potential sales, technical issues, product development, marketing, strategic direction, and other matters.

•	Keeping the Company updated of technological, competitive and other changes and developments pertinent to the business of the Company.
•	Contributing to support the Company’s objectives.

The Advisory Board meets periodically pursuant to the needs or opportunities of the business of the Company. The chairperson of the Advisory Board is responsible for calling and convening such meetings. All members of the Advisory Board serve as independent contractors engaged solely to consult with the Company’s management team and Board of Directors, with no duties with respect to the management of the company or authority to bind the Company or act on its behalf. Each member of the Advisory Board enters into an agreement with the Company which governs the relationship between the Company and such member.

On May 13, 2020, the Company appointed General (Ret.) Keith Alexander to the Advisory Board as its inaugural member. General Alexander serves as a strategic partner and provides the Company with advice on key cybersecurity objectives and initiatives. General Alexander is the Founder and Co-CEO of IronNet Cybersecurity, a global cybersecurity leader that is revolutionizing how organizations secure their networks by delivering the first-ever Collective Defense platform allowing real-time threat intelligence sharing. General Alexander previously served as director of the National Security Agency, chief of the Central Security Service and commander of the United States Cyber Command, where he led DoD agencies during the conflicts in Afghanistan and Iraq at a time when cyber-attacks against the United States were on the rise. General Alexander also serves on the board of directors of Amazon.com, Inc.

Biographical Information Concerning the Company’s Executive Officers

Set forth below is biographical information concerning the executive officers (other than Mr. John B. Wood, whose biographical information is included above for the director nominees), who are appointed by the Board of Directors and serve until their successors are appointed and qualified.

Name	Age	Biographical Information

G. Mark Bendza	46
Executive Vice President and Chief Financial Officer, since July 2021.  Mr. Mark Bendza has overall responsibility for the Company’s accounting, financial reporting, financial planning and analysis, financial strategy and operations, corporate development, investor relations, tax, and treasury functions. Mr. Bendza has over 20 years of experience in investor relations, business development, financial planning and analysis, financial strategy, mergers and acquisitions, and capital markets. Prior to joining the Company, he held positions of increasing responsibility in finance and business management with global companies, including vice president and head of investor relations for Honeywell from 2019 to 2021; vice president of international business for Northrop Grumman from 2016 to 2019; director of financial planning and analysis for Northrop Grumman from 2012 to 2015; and mergers and acquisitions, capital markets, and credit roles with major investments banks from 1998 to 2011. Mr. Bendza holds a bachelor’s degree from Wesleyan University and an MBA from Columbia Business School.

Mark D. Griffin	61
Executive Vice President, Security Solutions, and President, General Manager, Telos Identity Management Solutions, LLC (“Telos ID”). Mr. Griffin joined the Company in 1984 as program manager. He was promoted to vice president for the Company’s traditional business division in January 2004 and to Vice President, Identity Management, effective January 2007.  In April 2007, he was appointed to head the newly formed Telos ID.  In November 2021, Mr. Griffin also assumed the role of Executive Vice President, Security Solutions.  In November 2017, Mr. Griffin joined the board of the Federation for Identity and Cross-Credentialing Systems (“FiXs”) in Fairfax, Virginia, a coalition of commercial companies, government contractors, and non-profit entities that have established and maintained a worldwide, interoperable identity and cross-credentialing network built on security, trust, privacy, standard operating rules, policies and technical standards.  Mr. Griffin has over 30 years’ experience in government IT contracting, materials management and systems integration projects in the electronics and communications fields. He has been involved in day-to-day operations of and has had overall management responsibility for many of Telos’ most critical programs for the Army, Navy, Federal Aviation Administration, Defense Manpower Data Center (DMDC), General Services Administration, and Immigration and Naturalization Services.  Mr. Griffin holds a Bachelor of Science in Engineering from Virginia Polytechnic Institute and State University.

Brendan D. Malloy	56
Executive Vice President, Secure Networks.  Mr. Malloy joined the Company in 1996, serving initially as a senior account executive before being promoted to director of Department of Defense (“DoD”) Sales, and later to Vice President of DoD Sales.  In January 2005, he was appointed Senior Vice President of Sales. Mr. Malloy was later promoted to Senior Vice President and General Manager of Cyber Operations and Defense, providing leadership in sales and business development, implementation, and operations.  He was promoted to his current position in November 2021.  Mr. Malloy is a member of the Armed Forces Communications and Electronics Association (AFCEA) and the Association of the United States Army (AUSA).  He previously held sales positions with QMS Federal and Printer Plus.  Mr. Malloy is a 1988 graduate of Curry College.

E. Hutchinson (“Hutch”) Robbins, Jr.	55
Executive Vice President, General Counsel since February 2022.  Over the course of a nearly three decade legal career, Mr. Robbins has advised and advocated for his clients across a wide array of challenging business issues. From 1993 through January 2022, Mr. Robbins was an associate and principal of Miles & Stockbridge P.C., in Baltimore, Maryland, and from 2006 through 2016, he led the firm’s Commercial and Business Litigation Practice Group. Described in the Chambers USA 2021 guide as a “very strong lawyer” who is “extremely effective in court” with “a real keen situational awareness for litigation,” Mr. Robbins has resolved hundreds of complex disputes through negotiation, alternative dispute resolution, and litigation, in addition to advising his clients on business strategy, contract terms, and risk avoidance. Mr. Robbins earned his juris doctor degree, with honors, from Duke University in 1993, and his undergraduate degree, with honors, from Trinity College in 1988. Mr. Robbins is on the Advisory Board of the Maryland Volunteer Lawyers Service and is a trustee of Baltimore Center Stage.

Emmett J. Wood	51
Executive Vice President, Marketing & Strategy. Mr. Wood joined the Company in 1996 and worked in various roles at the Company in both a marketing and business development capacity.  He worked on the federal sales team, commercial and partner/channel groups and served as director of commercial and channel sales. In January 2010, Mr. Wood was promoted to Vice President, Marketing and then to his current position in April 2013. He is responsible for brand management, marketing communications, sponsorships and events, media and analyst relations, government relations, employee communications and corporate community relations.  In addition to his duties related to marketing, Mr. Wood works with senior management in developing the overall corporate strategy and planning.  Previously, he also worked in the sales and marketing groups at Dow Jones, Inc. and The Wall Street Journal.  Mr. Wood is a graduate of Georgetown University, with a B.A. in political science.  Mr. Wood is the brother of Mr. John B. Wood, the President, Chief Executive Officer and Chairman of the Board of the Company.

Each of our directors and executive officers is a United States citizen.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1933 requires officers, directors and beneficial owners of more than 10% of any class of our equity securities to file reports, including reports of changes in ownership of the Company’s registered equity securities, with the Securities and Exchange Commission and to furnish us with copies of all Section 16(a) reports so filed.  Based on a review of the copies of reports received and written representations from our reporting persons, we believe that all forms required to be filed under Section 16(a) were filed on a timely basis, with the exception of the following: (i) one Form 4 filing reporting one transaction for Mr. Robbins regarding his initial sign-on grant of restricted stock units was filed one day late as a result of a delay in obtaining EDGAR filing codes from the SEC; (ii) one Form 4 filing reporting one transaction for Mr. Bendza regarding the payment of tax liability using a portion of securities received was filed late as a result of an administrative error; and (iii) one Form 3 filing for Mr. Jacobs and Mr. Dockery reporting an initial statement of beneficial ownership was filed late as a result of a delay in obtaining EDGAR filing codes from the SEC and a further administrative error.

Corporate Governance

Our Board and management are committed to sound corporate governance.  In keeping with sound corporate governance practices, we maintain a majority of independent directors on the Board of Directors.

Mr. John B. Wood is both the Chairman of the Board of Directors and the Chief Executive Officer of the Company.  Our policy as to whether the roles of the Chairman and the Chief Executive Officer should be separate is to adopt the practice that best serves the Company’s needs at any particular time.  The Board of Directors believes that combining the Chairman and Chief Executive Officer positions is currently the most effective leadership structure and is in the best interests of the Company’s stockholders because of Mr. Wood’s long tenure with the Company, including as the Chief Executive Officer, and his broad knowledge and experience with our partners and vendors and in the field of cybersecurity.  The Board may decide to separate or combine the roles of Chairman and Chief Executive Officer, if appropriate, at any time in the future.  We do not have a lead independent director.

We previously operated under a Proxy Agreement with the U.S. Defense Counterintelligence and Security Agency (“DCSA”), formerly the Defense Security Services (“DSS”), which governs the relationship between us and certain of our foreign stockholders.  However, due to the decreased ownership interest of our foreign stockholders, we entered into a Security Control Agreement (“SCA”) to replace the Proxy Agreement on August 24, 2020.  The SCA requires a Government Security Committee of the Board and a number of security processes and procedures to protect the Company from inappropriate foreign ownership control and influence.  Mr. Borland (chairperson) and Mr. John Wood are the current members of the Government Security Committee.  At the execution of the SCA, foreign stockholders who are parties to the SCA held an approximate 35% ownership interest in the Company.  After the initial public offering of our common stock in November 2020, the ownership interest of our foreign stockholders diminished further, such that the foreign stockholders who are parties to the SCA held approximately 14.1% of the outstanding common stock as of December 31, 2021.  Due to the dimished ownership interest, the parties expect to terminate the SCA in 2022.

The Board of Directors has adopted a Code of Ethics and Business Conduct applicable to our Chief Executive Officer, Chief Financial Officer, and Controller.  The Code of Ethics and Business Conduct is available on our website at www.telos.com.  In the event that the Board of Directors amends our Code of Ethics and Business Conduct or grants a waiver from the Code of Ethics and Business Conduct, we will provide timely notice of such amendment or waiver on our website.

Independence of Directors

The Board has determined that each of the individuals nominated to serve on the Board (except for Mr. Wood and General Maluda) has no material relationship with the Company other than in his or her capacity as a director of the Company and that each is “independent” in accordance with the standards of NASDAQ. If all director nominees are elected to serve as our directors, independent directors will constitute a majority of our Board.

In making these determinations, the Board took into account all factors and circumstances that it considered relevant, including, where applicable, the existence of any employment relationship between the director nominee or a member of the director nominee’s immediate family and the Company; whether within the past three years the director nominee has served as an executive officer of the Company; whether the director nominee or a member of the director nominee’s immediate family has received, during any twelve-month period within the last three years, direct compensation from the Company in excess of $120,000; whether the director nominee or a member of the director nominee’s immediate family has been, within the last three years, a partner or an employee of the Company’s internal or external auditors; and whether the director nominee or a member of the director nominee’s immediate family is employed by an entity that is engaged in business dealings with the Company. The Board has not adopted categorical standards with respect to director independence. The Board believes that it is more appropriate to make independence determinations on a case-by-case basis in light of all relevant factors.

Information Security and Risk Oversight

As part of its general responsibility to manage the Company’s business, the Board of Directors has oversight responsibility with respect to risk management.  The Board of Directors has delegated primary responsibility for risk oversight and the monitoring of the Company’s significant areas of risk to the Audit Committee, including information security management.  In accordance with its charter, the Audit Committee discharges these responsibilities through various processes, including the use of an independent third party to assist the Company with internal audits and other third party advisers as and when it deems appropriate, and discusses with management the Company’s major policies with respect to risk assessment and risk management.  The Audit Committee regularly reports the results of these discussions to the Board of Directors.

We are heavily reliant on our technology and infrastructure, as well as the public cloud to an increasing degree, to provide our products and services to our customers. As a result, we have developed an information security management program to enhance our network security measures, identify and mitigate information security risk, and protect and preserve the confidentiality, integrity, and continued availability of critical information owned by us and that of our customers and suppliers that is in our care. Our program includes development, implementation, and continual improvement of policies and procedures to safeguard information and ensure availability of critical data and systems. The program also includes monthly information security awareness training for employees involved in our systems and processes that handle both our internal and customer data and audits of our systems and enhanced training for specialized personnel. Our program further includes review and assessment by external, independent third-parties, who certify and report on our weaknesses and internal response preparedness with respect to the entire company.

Accordingly, we preform daily vulnerability scanning of our network infrastructure as well as annual third party penetration testing. The Company also maintains an active ISO 27001 certification and assesses itself against the NIST 800-171 as required by the Defense Federal Acquisition Regulation Supplement (“DFARS”). In accordance with our information security management program, we also actively monitor known threats that could affect our products and services and work with our suppliers to provide us with real-time reports of threats or vulnerabilities that may affect our enterprise-wide systems. Our program also includes a cyber incident response plan that provides controls and procedures for timely and accurate reporting of any material cybersecurity incident.

As described in the Audit Committee Charter, the Audit Committee is tasked with oversight of certain risk issues, including cybersecurity. This Committee is comprised entirely of independent directors. Overall, our Board contains three directors with significant work experience related to information security issues or oversight. Management reports security incidents to the Committee as they occur, if material, and provides periodic briefings to the Board about our information security program, our internal response preparedness, and assessments led by outside advisors. We carry errors and omissions insurance that provides some protection against the potential losses arising from a cybersecurity incident. In the last three years, the expenses we have incurred from information security breach incidents, including penalties and settlements, of which there were none, were immaterial.

Meetings of the Board of Directors and Committees of the Board of Directors

During the fiscal year ended December 31, 2021, the Board of Directors held five meetings.  Each director attended at least 75%, in the aggregate, of all meetings, in person, by phone or virtually, of the Board and the respective committees of the Board on which they served.

The Company encourages all directors to attend annual meetings of stockholders, and submit their proxy cards.  All directors attended the virtual 2021 Annual Meeting of Stockholders.

The Company has standing Audit, Management Development and Compensation, and Nominating and Corporate Governance Committees.

Audit Committee

The Audit Committee was established to assist the Board of Directors in fulfilling its oversight responsibilities for (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent registered public accounting firm’s qualifications and independence, and (4) the performance of the Company’s internal audit function and independent registered public accounting firm.  The Audit Committee currently consists of directors Bailey (chairman), Carroll, Jacobs, and Schaufeld, each of whom is an independent director.  In 2021, the Audit Committee met four times.  The Audit Committee charter is available on the Company’s website at www.telos.com.  The Board has determined that Mr. Bailey is an “audit committee financial expert” as defined by rules adopted by the SEC and is independent.  Mr. Jacobs joined the Audit Committee in January 2022.  Mr. Jacobs will become chair of the Audit Committee starting in May 2022 after the annual meeting of stockholders, has been determined to be an “audit committee financial expert” as defined by rules adopted by the SEC, and is an independent director.

Management Development and Compensation Committee

The Management Development and Compensation Committee (the “Compensation Committee”) was established for the purpose of reviewing, determining and approving all forms of compensation to be provided to the Company’s executive officers and directors and any stock compensation to be provided to all employees and directors.  The Compensation Committee currently consists of directors Schaufeld (chairman), Borland, Carroll and Dockery, each of whom is an independent director.  In 2021, the Compensation Committee met four times.  Mr. Dockery joined the committee on January 19, 2022.  The Compensation Committee charter is available on the Company’s website at www.telos.com.

The Compensation Committee engaged Lockton Companies, LLC (“Lockton”) as an independent executive compensation advisor.  Lockton advises the Compensation Committee on matters relating to benchmarking compensation and designing appropriate compensation programs for our officers and directors.  As part of its consultation with the Compensation Committee, Lockton assists the committee with the selection of an appropriate peer group of companies to use for comparison and benchmarking purposes.  The Compensation Committee has direct access to Lockton and control over its engagement, although our executive management, under the direction of the committee, interacts with Lockton for the purpose of facilitating the flow of information between the committee and Lockton and assisting the committee in its work.  The Compensation Committee has determined that the work of Lockton and its employees as compensation consultants to the committee has not created any conflict of interest.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (the “Nominating Committee”) was established to make recommendations regarding Board nominations and to monitor the implementation of corporate governance rules and regulations.  The Nominating Committee currently consists of directors Borland (chairman), Carroll and Dockery, each of whom is an independent director.  The Nominating Committee acted two times through unanimous consent in 2021.  The Nominating Committee met in January 2022 to review the nominations of Mr. Dockery and Mr. Jacobs.  Mr. Dockery joined the committee after his appointment to the Board on January 19, 2022.  The Nominating Committee charter is available on the Company’s website at www.telos.com.

Board of Directors Nomination Process

The Nominating Committee identifies potential candidates for first-time nomination as a director by using a variety of sources such as recommendations from our management, current Board members, stockholders, and contacts in organizations served by the Company.  Stockholders may nominate potential candidates by following the procedure set forth in the Company’s Bylaws.  This process provides that, in order for nominations or other business to be properly brought before an annual meeting of stockholders by a stockholder, the stockholder must deliver written notice to the Company’s secretary at our principal executive offices not less than sixty (60) days nor more than ninety (90) days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than thirty (30) days or delayed by more than sixty (60) days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the ninetieth (90th) day prior to such annual meeting and not later than the close of business on the later of the sixtieth (60th) day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.  The Nominating Committee will consider any director nominees submitted by stockholders in accordance with these procedures.

The Nominating Committee conducts an initial review of the potential candidate’s background, including whether the individual meets the minimum qualifications for Board members; whether the individual would be considered independent under the standards adopted by the Company and NASDAQ rules; and whether the individual would meet any additional requirements imposed by law or regulation on members of the Audit and/or Compensation Committees of the Board. Among the requirements potential candidates should meet are the following: U.S. citizenship; eligibility for security clearance at a top secret level; ten (10) years of corporate or related business experience, preferably having served on the board of directors of a corporation; and familiarity with government contracts, the defense industry, and information technology and security. The Company believes that the Board should reflect a diversity of backgrounds and expertise. The Nominating Committee takes into account diversity considerations in determining nominees for directors and planning for director succession and believes that, as a group, the current directors and nominees bring a diverse range of perspectives to the Board’s deliberations.  The evaluation process of a potential candidate’s background will not be treated differently whether or not the individual was nominated by a stockholder.

If the initial candidate review is satisfactory, the Nominating Committee will arrange an introductory meeting with the candidate and the committee’s chairman, the Company’s CEO, or other directors to determine the potential candidate’s interest in serving on the Board.  If the candidate is interested in serving on the Board and the Nominating Committee recommends further consideration, a comprehensive interview will follow, conducted by the Nominating Committee, the CEO, other members of the Board, and in some cases, key Company executives.  Upon successful conclusion of the review process, the Nominating Committee will present the candidate’s name to the Board of Directors for nomination as a director and inclusion in the Company’s Proxy Statement.

Stockholder Communications with Board of Directors

Stockholders wishing to communicate with the Board of Directors should send the communication by mail to the office of the Corporate Secretary (19886 Ashburn Road, Ashburn, VA 20147) who will forward such communication to the appropriate committee of the Board of Directors or to the individual director.  There have been no changes in the procedures by which stockholders may recommend nominees to our Board of Directors.

Certain Relationships and Related Transactions

Our policies and practices with respect to related person transactions were adopted on October 25, 2007 and amended on May 14, 2021, and are available on our website at www.telos.com.  Generally, any transaction between the Company and a related person in which the aggregate amount exceeds $120,000 is reviewed and approved by the Audit Committee.  For purposes of this policy, a related person is any director or executive officer of Telos, any nominee for director, any holder of 5% or more of the Company’s voting securities, any immediate family members of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has 10% or greater beneficial ownership interest.

Mr. Emmett Wood, the brother of the Chairman and CEO, has been an employee of the Company since 1996 and currently holds the position of Executive Vice President, Marketing & Strategy.  The amounts earned by Mr. Emmett Wood as total compensation, including stock awards and other benefits, for 2021, 2020 and 2019 were $4,158,522, $1,079,297 and $616,603, respectively.  The Company and Mr. Emmett Wood entered into an Amended Employment Agreement on May 13, 2013.  This agreement is substantially similar to the employment agreements between the Company and Messrs. Malloy and Griffin, also described under the caption “Executive Officer Employment Agreements” beginning on page 19.  As of December 31, 2021, Mr. Emmett Wood owned 82,599 shares of the Company’s Common Stock, of which 9,037 shares of Common Stock are held for his benefit in the Company’s 401(k) Shared Savings Plan.

On February 8, 2021, we hired Ms. Donna Hill, as Director, Human Resources, to report directly to Ms. Nakazawa, CFO of the Company at the time.  She now reports directly to Mr. John Wood, the CEO.  Ms. Hill is the sister of Mr. Edward Williams, COO of the Company until November 2021, and her annual salary is in excess of $120,000 per year.  Ms. Hill has over 20 years of experience in recruiting and human resources, with over 15 years in a management role.  Mr. Williams played no role, directly or indirectly, in the hiring determination.  Consistent with the related person transaction policy, this hiring was reviewed by Mr. Wright, General Counsel at that time, and the Audit Committee, which found the transaction to have been conducted at arms-length and the terms to be fair and reasonable, and was reported to the Board of Directors.

General Maluda, through his entity, JK Maluda LLC, and the Company are parties to a consulting agreement under which General Maluda provides certain consulting services to the Company.  Under the agreement, in 2021 JK Maluda LLC received $23,500 per month, for a total of $282,000.

Report of the Audit Committee

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements for the fiscal year ended December 31, 2021, including the quality and acceptability of accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements included in the Company’s Annual Report on Form 10-K.

The Audit Committee discussed with the independent registered public accounting firm, who is responsible for expressing an opinion on conformity of those audited financial statements with U.S. generally accepted accounting principles, the firm’s judgment as to the quality and acceptability of the Company’s accounting principles and such other matters as are required to be discussed with the independent registered public accounting firm under the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.  In addition, the Audit Committee discussed with the independent registered public accounting firm the firm’s independence from management and the Company and received the written disclosures and the letter from the independent accountant required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence.  The Audit Committee also considered whether the provision of non-audit related services by the independent registered public accounting firm was compatible with maintaining the firm’s independence and found it to be acceptable.

In reliance on the reviews and discussions referred to above, the Committee  recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for filing with the SEC.

Bernard C. Bailey, Chairman
Bonnie L. Carroll
Bradley W. Jacobs
Fredrick D. Schaufeld

Compensation of Executive Officers and Directors

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

The Management Development and Compensation Committee (“Compensation Committee”) is primarily responsible for the development, execution and adherence to our compensation philosophy.  In anticipation of the initial public offering of our common stock, on November 5, 2020, the Compensation Committee implemented a new compensation plan for the senior officers for calendar year 2021, which was reviewed and approved by the Board of Directors on November 8, 2020. At that time, the senior officer team consisted of eleven (11) officers (“senior officers”), including the named executive officers – Mr. John Wood, Mr. Williams, Mr. Wright, Mr. Malloy and Ms. Nakazawa. Due to changes in personnel and organizational restructuring in 2021, the named executive officers in this Proxy Statement are: Mr. John Wood, Ms. Nakazawa, Mr. Bendza, Mr. Williams, Mr. Wright, Mr. Malloy and Mr. Griffin.

This compensation program is designed to fully align with and support the achievement of our business and financial goals, to be competitive in the intense market for talent in which we compete, and to conform our compensation plan generally to plans typically utilized by companies in our peer group and industry.

We are a high-performance, results-driven organization made up of talented people. In general, our compensation system is designed to engage, motivate and challenge our employees to continuously develop to meet their full potential, to align their individual efforts to our business and strategic objectives, and to reward our employees for contributions to the achievement of those objectives. More specifically, the primary objectives of the compensation program are:

•	To attract, motivate, engage and retain highly talented and results-oriented key employees;

•	To secure the future performance of services of those employees;

•	To encourage key employees to put forth maximum efforts for both our short-term and long-term success;

•	To drive achievement of our long-term growth, profitability and other objectives;

•	To reward performance; and

•	To drive increased stockholder value.

The individual components of the 2021 compensation program — consisting of base salary, annual incentive compensation or bonus (which we now call the Annual Incentive Plan (or “AIP”)), equity incentive compensation (called the Long Term Incentive Plan or “LTIP”), and perquisites — are designed to meet these objectives and together are intended to be competitive in the marketplace. The overall compensation package is based on the following considerations:

•
Compensation should consist of a combination of fixed and at-risk compensation, with the at-risk compensation constituting a majority of the total compensation for at least our named executive officers, in order to encourage improved annual and long-term performance.

•
Compensation should be a mix of annual and long-term compensation, with the long-term compensation for at least our named executive officers constituting a majority of the total compensation, in order to encourage retention and attainment of long-term performance goals.

•
Compensation should be a mix of cash and equity, with cash rewarding achievement of goals and equity encouraging retention and long-term performance aligned with the interests of our stockholders. Additionally, the Compensation Committee continues to believe that equity ownership by the management team aligns the interests of management with our long-term corporate performance intended to drive and enhance stockholder value.

We held our fourth advisory vote on executive compensation, commonly referred to as “say on pay,” at our 2020 Annual Meeting of Stockholders.  The holders of our Common Stock approved the “say on pay” resolution presented at the 2020 Annual Meeting of Stockholders with 70.8% of the votes cast to approve the compensation of our named executive officers as disclosed in our proxy statement relating to that annual meeting.  The next advisory vote on executive compensation will take place at the 2023 Annual Meeting.

At the 2017 Annual Meeting of Stockholders, the holders of Common Stock selected three years as the frequency of the say-on-pay vote.  The next vote to determine the frequency of the advisory vote on executive compensation is scheduled to take place at the 2023 Annual Meeting.

Mr. John Wood has no role in the establishment of his individual compensation. Except as set forth below in the description of the AIP, Mr. Wood recommends to the Compensation Committee the compensation for the named executive officers.  The Compensation Committee reviews these recommendations and, following discussions with Mr. Wood, determines the appropriate compensation for those executives.  In addition, Mr. Wood determines the compensation of the other senior officers in consultation with the Compensation Committee, consistent with the philosophy and objectives described above.

Compensation Consultant

The Compensation Committee has engaged Lockton as an independent executive and director compensation advisor. Lockton reviews materials and advises on matters, such as the selection of companies for peer group comparisons and benchmarking compensation, designing appropriate compensation programs, and consistency of proposals with the compensation philosophy. The Compensation Committee has direct access to Lockton and control over its engagement, although our executive management, at the direction of the Compensation Committee, interacts with Lockton for the purpose of facilitating the flow of information between the Compensation Committee and Lockton and assisting the Compensation Committee in its work.  More specifically, Lockton will assist the Compensation Committee by:

•	Attending Compensation Committee meetings, with and without management present, for compensation strategy development;

•	Providing annual peer group development, and review and advise on proposed executive compensation and awards and plan designs;

•	Providing annual proxy study of named executive officers and independent director pay practices;

•	Providing equity plan recommendations and annual and long-term incentive plan reviews; and

•	Providing periodic share dilution and shareholder transfer value analysis.

The Compensation Committee has determined that the work of Lockton and its employees as compensation consultants to the Compensation Committee has not created any conflict of interest.

Peer Group

In the fall of 2020, Lockton conducted an assessment of our named executive officer compensation packages and the compensation paid to certain other senior officers to determine how the total compensation compared to those of our peers and a market median. The market median was comprised of a combination of market compensation data from peer company proxy statements as well as published industry sources utilizing companies that operate in the software and services sector (the “external market”). The following companies, selected because of the nature of their business and their level of revenues (which generally were under $1 billion), were included in the peer group: Fireye, Okta, Inc., Ping Identity Holding Corporation, Proofpoint, Qualys, Inc., Zix Corporation, and ZScaler, Inc. The analysis prepared by Lockton analyzed compensation paid to our named executive officers and other senior officers in 2021, and Lockton provided substantive input to the Compensation Committee with respect to salaries, the AIP and the LTIP.

Lockton also conducted an assessement in early 2021 of compensation to be paid to our directors.  In connection with this assessment, the peer group was further evaluated and expanded, and the following companies were selected for a new peer group because of the nature of their business and their level of revenues:  CrowdStrike Holdings, Inc., LiveRamp Holdings, Inc., Okta, Inc., OneSpan, Inc., Perficient, Inc., Ping Identity Holding Corporation, Qualys, Inc., Rapid7, Inc., Sailpoint Technologies Holdings, Inc., SecureWorks Corp., Tenable Holdings, Inc., Varonis Systems, Inc., Zix Corporation, and Zscaler, Inc. While the data and input provided by Lockton is a factor in its analysis of various compensation elements and has been relied upon by the Compensation Committee, the Compensation Committee makes the final determination on all compensation decisions.

Base Salary

We provide each of our executive officers and other employees with a base salary to compensate them for services rendered during the fiscal year. The relative levels of base salary for executive officers are designed to reflect each executive officer’s professional expertise and scope of responsibility and accountability within the Company, our financial performance, and the executive officer’s individual performance. Base salaries generally are established at levels sufficient to attract and retain an effective management team when considered together with the performance-based components of our overall compensation program.  The current annual base salaries of the named executive officers are reflected below:

Executive Officer	Base Salary
John B. Wood[1]	$600,000
Edward L. Williams	$450,000
Michele Nakazawa	$410,000
G. Mark Bendza	$410,000
Jefferson V. Wright	$385,000
Brendan D. Malloy	$340,000
Mark D. Griffin	$353,750

1Although the Board approved an increase in Mr. Wood’s annual base salary to $700,000 in November 2020, Mr. Wood voluntarily agreed to adjust his base annual salary to $600,000, starting in January 2021, if the initial public offering of our common stock closed successfuly.  The initial public offering successfully closed on November 23, 2020 and therefore his annual salary was adjusted to $600,000.  However, all calculations of Mr. Wood’s incentive payments for  2021 that are based on base salary (including under the AIP and LTIP) are calculated using a base salary of $700,000.

Annual Incentive Plan

Under the AIP, the senior officers, including the named executive officers, are eligible for incentive bonus awards.  The purpose of the AIP is to provide each of our senior officers the opportunity annually to earn a bonus award as an incentive to put forth maximum efforts for both our short-term and long-term success and to drive achievement of our growth and profitability objectives. The AIP is based upon one or more financial performance targets as determined by the Compensation Committee on an annual basis.  Awards under the AIP are an integral component of compensation that link and reinforce executive decision-making and performance with the annual objectives of the Company.  The AIP is administered by the Compensation Committee and determinations by the Compensation Committee are final, conclusive and binding on all parties.  The Compensation Committee has the discretion to determine the appropriate performance targets, the amount of the awards, and the leverage features described below.  The amount of the awards, performance targets, and leverage features generally are established in writing prior to or during the first quarter of each year.

As in the prior year, the 2021 awards provided eligible participants the opportunity to earn an incentive award based on performance factors keyed to achieving a specified level of earnings performance during the 2021 performance period.  As in prior years, assuming achievement of the performance factors, the incentive award is payable prior to the end of the quarter following the end of the performance period.

The allocation of the aggregate bonus amount among the eleven senior officers participating in the AIP for the 2021 performance period is directly related to the objectives contained in our 2021 budget and our long-term strategies.  Although certain senior officers have primary responsibility over the achievement of specific performance goals related to their functional areas of responsibility, the evaluation of each senior officer by the Compensation Committee takes into account the overall achievement of the performance goals related to the Company as a whole as well as achievement of the executive-specific performance goals.  Mr. Wood also takes part in the evaluation of the performance of all the officers, other than himself.  The Compensation Committee believes this approach aligns the interests of the senior officers and emphasizes teamwork, which is consistent with our core values.

On November 5, 2020, the Compensation Committee approved, and, on November 8, 2020, the Board reviewed and approved, the AIP applicable for 2021. The Compensation Committee selected an earnings target based on the Company achieving Adjusted EBITDA of $33.8 million during 2021. We define Adjusted EBITDA as net income (loss), adjusted for interest expense, loss on extinguishment of debt, (benefit) provision for income taxes, depreciation and amortization, stock-based compensation expense, acquisition-related expense, and other (income) expense, net. For purposes of the AIP, the Compensation Committee has the authority to exclude non-recurring, irregular and one-time items when determining Adjusted EBITDA.

The amounts of the potential AIP awards to the senior executives range from 40% to a maximum of 100% of the annual salaries of the various senior executives (with the CEO set at 100% of his annual salary and all other senior officers set at lower percentages of each of their salaries), subject to leveraging in accordance with an AIP Award Leverage Schedule. The amount of leverage ranges from a low of 0% (in the event performance falls below 100% of the performance target), in which case no AIP award would be earned, to a high of 200% (in the event performance is achieved equal to or higher than 120% of the performance target), with the performance at target set to a leverage amount of 100% of the senior officer’s potential AIP award. The performance targets are subject to equitable adjustment, in the discretion of the Compensation Committee, in the event of significant transactions such as corporate acquisitions or dispositions.

The AIP and the annual cash incentives potentially payable under it for our senior officers are generally competitive with similar annual incentive compensation earned by senior executives at our peer companies, as evaluated by Lockton and reported to the Compensation Committee.

We achieved Adjusted EBITDA of $24.4 million in 2021.  The Compensation Committee determined that the Company’s performance did not achieve the 2021 AIP target.  As a result, the Compensation Committee did not award any bonuses to the senior officers under the AIP for the 2021 performance period.

We continued to offer in 2021 a separate bonus plan for other employees who are not participants in the AIP.  This bonus plan awards division business line management and general and administrative senior managers and their respective employees based on achievement of targets.  For 2021, the Compensation Committee left the aggregate bonus pool of $3 million for this bonus plan unchanged from the prior year.

Long-Term Incentive Plan

The Board adopted the Telos Corporation 2016 Omnibus Long-Term Incentive Plan (“2016 Plan”) on August 12, 2016. The 2016 Plan was amended in 2020, and such amendments were approved by the Board on September 11, 2020 and submitted to and approved by the common stockholders at a meeting held on October 26, 2020. The amendments to the 2016 Plan reserved additional shares of common stock under the 2016 Plan and established a new 10-year term for the 2016 Plan effective October 26, 2020.

The purpose of the 2016 Plan is to enhance our ability to attract, motivate and retain highly qualified employees, to improve our business results and earnings by providing such persons an opportunity to acquire or increase a direct proprietary interest through ownership of equity in the operations and future success of the Company, and to align the employees’ interests and efforts with the interests of our stockholders. The 2016 Plan allows for the award of a number of types of equity or equity-based incentives, including stock options, restricted stock, and restricted stock units, among others, and the incentives can be structured to be either time-based or performance-based. The Compensation Committee decides what form of incentive to use on a grant-by-grant basis, depending on the circumstances. When approving an incentive for an executive or senior officer, the Compensation Committee considers the executive or senior officer’s current role and contribution to the Company, the anticipated role and contribution of the executive or senior officer to the Company’s long-term financial and performance goals, the executive or senior officer’s performance and achievements, and the industry practices and norms as evidenced by our peer group of companies. The Compensation Committee also takes into account the amount of long-term incentives granted in prior years, existing levels of stock ownership by executive or senior officers, and the aggregate grants of incentives to all executive or senior officers. The Compensation Committee also considers the other elements of incentive compensation available to executive or senior officers and the performance metrics associated with those incentives, with a view toward providing an appropriately diverse set of performance criteria and objectives to incent both service to the Company over time as well as performance, and to avoid or minimize multiple forms of compensation for the same achievement. In general, the executive or senior officers with higher levels and amounts of responsibility are eligible to receive larger equity awards and have a larger proportion of their compensation paid in the form of equity as opposed to cash-based compensation. Finally, the Compensation Committee reviews proposed equity awards to executive or senior officers against benchmarking and peer group data and utilizes that data to ensure that the level of equity awards to our executive or senior officers generally are competitive and in alignment with our peer group companies and industry expectations. The 2016 Plan and the grant award agreements issued under it provide for clawback of equity awards to the extent permissible by law and the Company’s policy.

For 2021, the Compensation Committee determined, at a meeting held on November 5, 2020, and our Board reviewed at a meeting on November 8, 2020, that our executive and senior officers will be eligible to receive long-term incentives split equally between two components: restricted stock units with time-based vesting (“RSUs”) and restricted stock units with performance-based vesting (“PSUs”). Time-based incentives encourage retention and provide for incremental recognition of equity compensation over the vesting period. Performance-based incentives allow for additional awards based on over-achievement, while also withholding compensation for under-performance, of defined objective performance criteria. The time-based RSUs, assuming the continued service of the executive or senior officer, would vest in three annual installments from the date of the award, with 30% vesting on each of the first and second anniversaries and 40% vesting on the third anniversary of the effective date of the grant of the awards. The PSUs, if the performance criteria are satisfied while the executive or senior officer continues in service, would settle in our common stock of the Company. For 2021, the Compensation Committee established a single, aggressive performance criterion equal to appreciation in the per share price of our common stock in an amount equal to 2.5 times the $17.00 price set in the initial public offering, measured at any time during the period from the date of the initial public offering through the end of calendar year 2023. To meet the performance criterion, our common stock must trade (a) at or above that appreciated price for 20 of 30 consecutive trading days or (ii) the weighted average of the price over any 30 day trading period must equal that appreciated price. This performance criterion was selected because it represents an expression by the investing public indicative of our financial performance. The Compensation Committee believes that this performance factor drives the senior officers toward the goals of sustainable quality growth, as measured by the market’s perception of our performance.

The target amounts of the awards of PSUs to the executive and senior officers range from a potential of 125% to a maximum of 700% of the annual salaries of the various senior executives (with the CEO set at 700% of his annual salary as of the date of the IPO and all other senior officers set at percentages ranging from 125% to 400% each of their salaries). There is no leveraging of the awards in the event of achievement or over-achievement of the target, although upon achievement of the indicated appreciated share price and vesting of the PSUs, the Compensation Committee will grant additional replacement equity awards to our executives and senior officers in an amount to be equitably determined, outside of the normal annual equity award grant cycle.  As a strategy to retain the sevices of key executives into the future, the Compensation Committee also elected to make retention awards to these executives with future vesting dates contingent on continued employment as of the vesting date. On January 28, 2021, the Compensation Committee awarded the following named executive officers the following RSUs and PSUs:

Executive Officer	RSUs[1]	PSUs	Retention RSU[2]
John B. Wood	144,118	144,118	50,000
Michele Nakazawa	36,176	36,176	50,000
Edward L. Williams	52,941	52,941	50,000
Jefferson V. Wright	33,971	33,971	50,000
Brendan D. Malloy	20,000	20,000	40,000
Mark D. Griffin	30,882	30,882

1Vesting schedule: 30% on Friday, January 21, 2022; 30% on Friday, January 20, 2023; 40% on Friday, January 19, 2024.
2Vesting schedule: 50% on Friday, January 21, 2022; 50% on Friday, January 20, 2023.

On January 28, 2021 and March 29, 2021, the Compensation Committee awarded Mr. Griffin 650,000 and 100,000 restricted stock units, respectively, to reflect his role in the creation of value in Telos ID as reflected in its purchase price in connection with the intitial public offering, and to align his compensation with similarly-situated Company executives.

Mr. Bendza assumed the role of EVP, Chief Financial Officer on July 19, 2021.  He received the following awards:

Date	RSUs	PSUs	Retention RSU	Bonus[3]
7/19/2021	20,500[1]	20,500	65,000[2]
12/23/2021	56,800[2]
12/23/2021	17,900[1]
12/23/2021				9,800

1Vesting schedule: 30% on July 19, 2022; 30% on July 19, 2023; 40% on July 19, 2024.
2Vesting schedule: 50% on July 19, 2022; 50% on July 19, 2023.
3Vesting schedule: 100% on January 31, 2022. This award replaced the bonus payable to Mr. Bendza if he remained employed by the Company through January 31, 2022.

Generally, at the start of the three-year performance cycle, the Compensation Committee sets the percentage of annual salary for each executive or senior officer, the performance criteria as well as the threshold, target and maximum performance levels and corresponding payouts. When establishing these various figures, the Compensation Committee considers, among other things, the position and responsibilities of the executive or senior officer, projected performance of our long-term strategic growth objectives, business outlook, and market growth forecasts. As the goals are established for future performance, outcomes are by definition uncertain. As indicated, for 2021, the vesting criteria for 50% of the long-term incentive for all of our executive or senior officers is performance-based, and the vesting criteria for remaining 50% of such incentives is time-based.

All of our named executive officers will receive the majority of their compensation from long-term awards, assuming such awards are earned. The highest level of concentration of long-term compensation was set for the CEO and the COO, based on the CEO’s role as the steward of our long-term success and the COO’s responsibility to deliver on our business strategies and meet the targeted financial goals.

We issued equity awards of approximately 3 million shares of our common stock to employees in 2021, which include executive and senior officers (including named executive officers), as well as members of our board of directors, under the 2016 Plan.

Perquisites

We provide certain perquisites to our executive officers in order to allow the executives to work more efficiently and to help us remain competitive by retaining talented and dedicated executives.  These perquisites are limited to reimbursement for golf club membership, home office expenses, and, in certain circumstances, commuting costs.  The Compensation Committee believes that the perquisites are consistent with our overall compensation program, although Lockton has advised us that our perquisites in certain respects are below market. No changes to our perquisites are currently contemplated by the Compensation Committee or the senior executive team.   See “All Other Compensation” of the Summary Compensation Table below for the amounts of the perquisites provided to the named executive officers.

Executive Officer Employment Agreements

We are party to employment agreements with the following named executive officers: Mr. John B. Wood, President, CEO, Chairman and Director; Mr. G. Mark Bendza, Executive Vice President, CFO; Mr. Brendan D. Malloy, Executive Vice President, Secure Networks; and Mr. Mark D. Griffin, Executive Vice President, Security Solutions.  All of the agreements provide for payment of a base salary, bonus, eligibility for stock option and restricted stock grants under our stock option and restricted stock plans, and vacation days.  Each of the agreements also provides for eligibility to participate in all plans that we maintain for our salaried senior executives, including, without limitation, pension, profit-sharing or other retirement plans, life, accident, disability, medical, hospital or similar group insurance programs and any other benefit plan, subject to the normal terms and conditions of such plans.

According to the employment agreements, in the case of termination of the employment agreement for cause, or if the executive terminates the agreement for any reason (after providing 30 days prior written notice to us of such termination), such executive would only be entitled to receive the following:

•	a lump-sum payment equivalent to the remaining unpaid portion of the executive’s salary for the period ending on the date of termination,

•	lump-sum payment for all accrued and unused paid time off,

•
any bonus which has been earned by the respective executive, but which remains unpaid as of the date of the executive’s termination of employment, at such time and in such manner as if the executive had continued to be employed by us, and

•
any other payments or benefits to be provided by us to the executive pursuant to any employee benefit plans or arrangements adopted by the Company (to the extent such benefits are earned and vested or are required by law to be offered) through the date of termination.

In the case of termination of the respective executive’s employment without cause, or due to disability or death, the employment agreements provide for, in addition to the amounts payable under the preceding paragraph:

•	a monthly payment equivalent to base salary then in effect over a period of 24 months in the case of Mr. John Wood, 18 months for Messrs. Malloy, and Griffin, and 12 months for Mr. Bendza,

•	immediate vesting of the unvested portion of any outstanding stock options and any outstanding shares of restricted stock,

•
the cash equivalent of premium payments for continued coverage under the medical, dental, short and long-term disability, and life insurance and other similar plans equal to 24 months in the case of Mr. John Wood, 18 months for Messrs. Malloy and Griffin, and 12 months for Mr. Bendza,

•
the cash equivalent of the employer matching contribution as if the executive was still a plan participant under our 401(k) plan that would otherwise have been contributed on the executive’s behalf, based on certain assumptions, for a period of 24 months in the case of Mr. John Wood, 18 months for Messrs. Malloy and Griffin, and 12 months for Mr. Bendza, and

•	payment of premiums to continue the Executive Life Policy, in which the executive is the holder of the policy, for 24 months from the date of termination for Mr. John Wood.

Under the agreements, termination by the Company “without cause” means involuntary termination at our discretion which is not based on cause, death, or disability. “Cause” is defined as gross negligence or willful and continued failure by the executive to substantially perform his duties as an employee of ours (other than any such failure resulting from incapacity due to physical or mental illness) or the executive’s dishonesty, fraudulent misrepresentation, willful misconduct, malfeasance, violation of fiduciary duty relating to our business, or conviction of a felony. The executive is deemed “disabled” if he or she is eligible for disability benefits under our long-term disability plan, or has a physical or mental disability which renders the executive incapable, after reasonable accommodation, of performing substantially all of executive’s duties under the agreement for a period of 180 consecutive or non-consecutive days in any 12-month period.

Upon termination of employment due to a “change in control” (as defined in the employment agreements and summarized below) of the Company, for Messsrs. John Wood, Malloy and Griffin, or termination without cause within 12 months of a change in control for Mr. Bendza, each of the executives would be entitled to a lump-sum payment in the following amounts in addition to the amounts payable to the executive if the Company terminates the agreement for cause or the executive terminates the agreement for any reason:

•
in the case of Mr. John Wood, (i) the amount of monthly salary that Mr. Wood was being paid as of the date of his termination of employment times 24 months, plus (ii) two times the annual average of the bonuses earned or to be earned for the current year (i.e., the year in which the change of control occurs) and the two prior years; and

•
in the case of Mr. Bendza, (i)  the amount of monthly salary that such executive was being paid as of the date of his or her termination of employment times 12 months, plus (ii) one times the annual average of the bonuses earned or to be earned for the current year and the two prior years; and

•	in the case of Messrs. Malloy and Griffin, the amount of monthly salary that such executive was being paid as of the date of his termination of employment times 18 months.

For purposes of calculating the amounts payable to Messrs. John Wood and Mr. Bendza, the bonus amount for the current year is equal to the amount earned or scheduled to be earned as if the bonus targets set in the bonus plan have been met.  In addition to these payments, the executives would also be entitled to a lump sum payment equal to (1) the cash equivalent of 24 months, in the case of Mr. Wood, or 18 months for Messrs. Malloy and Griffin and 12 months for Mr. Bendza, of continued coverage under the medical, dental, short and long-term disability, and life insurance and other similar plans, (2) the cash equivalent of the employer matching contribution as if the executive was still a plan participant under the Company’s 401(k) plan that would otherwise have been contributed on the executive’s behalf, based on certain assumptions, for a period of 24 months, in the case of Mr. John Wood, or 18 months for Messrs. Malloy and Griffin and 12 months for Mr. Bendza, and (3) payment of premiums to continue the Executive Life Policy, in which the executive is the holder of the policy, for 24 months from the date of termination for Mr. John Wood.

For purposes of the employment agreements, a “change in control” means an occasion upon which (1) any one person, or more than one person acting as a group (other than a member of the Board of Directors or fiduciary holding securities under an employee benefit plan of the Company or a corporation controlled by the Company) directly or indirectly acquires securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities during the 12-month period ending on the date of the most recent acquisition of the Company’s securities by such person or persons, or (2) during any period of twelve consecutive months, a majority of the members of the Board of Directors is replaced by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the date of the appointment or election, or (3) any one person or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) all, or substantially all, of the Company’s assets.  The foregoing lump-sum payments will be made contemporaneously with the consummation of the transaction or the election of directors that constitutes the change in control.

Other Employment Benefits

We maintain employee benefit and perquisite programs for its executive and senior officers and other employees.  We expect to amend the employment agreements for Mr. Malloy and Mr. Griffin this year to align with the benefits offered to other executive vice presidents.  We have no current plans to provide any other additional benefits for its executive officers, other than as described above.  We believe that the benefits provided are competitive and consistent with industry practice.

Welfare Benefits. We have broad-based health, dental, vision, life and disability benefit programs that are available to all employees on an equal basis.

 401(k) Savings Plan (“Telos Shared Savings Plan”).  We sponsor a defined contribution employee savings plan which enables employees to contribute a certain percentage of their base salary to their savings plan accounts on a pre-tax basis, subject to federal tax limitations under the Internal Revenue Code.  Previously we matched 50% of the first 4% of employee contributions to the Telos Shared Savings Plan per pay period.  Participant contributions vest immediately, and Company contributions vest at the rate of 20% for each year, with full vesting occurring after completion of five years of service.   Starting March 1, 2022, we match 50% of the first 8% of employee contributions to the Telos Shared Savings Plan per pay period.  The vesting schedule remains the same.  For 2022, we will fund the employer matching contribution in Company stock, with the discretion to fund the match in cash or a combination of both cash and Company stock.  The employer matching contribution for 2022 will be funded during the first quarter of 2023 even though the match will continue to be calculated per pay period.  Even though it will be funded only at the beginning of the following year, employees who terminate prior to the funding date will still receive accrued and vested matching funds prior to the date of the termination of their employment.

Management Development and Compensation Committee Report

The Management Development and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Management Development and Compensation Committee of the Board.

Fredrick D. Schaufeld, Chairman
David Borland
Bonnie L. Carroll
Derrick D. Dockery

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation for the years ended December 31, 2021, 2020 and 2019 by the chief executive officer, chief financial officer, and the three other most highly-compensated executive officers.

Name and Principal Position	Year	Salary	Bonus		Non-Equity Incentive Plan Compensation	Stock Award[4]		All Other Compensation[6]	Total

John B. Wood	2021	$604,167	$0		$0	$11,555,141		$37,866	$12,197,174
Chairman,	2020	620,833	147,278		$2,413,646			61,029	$3,242,786
President and CEO	2019	600,000	220,000		855,556			37,910	1,713,466

Michele Nakazawa[1]	2021	$410,000	$0		$0	$4,272,295		$12,758	$4,695,053
Former Executive	2020	385,208	56,903		930,046			12,758	1,384,915
V.P. and CFO	2019	375,000	86,500		330,556			12,658	804,714

G. Mark Bendza[2]	2021	$170,833	$0			$4,123,255		$3,255	$4,297,343
Executive V.P. and
CFO

Edward L. Williams[1]	2021	$450,000	$0		$0	$5,403,429		$35,058	$5,888,487
Former Executive	2020	403,958	73,639		1,208,584			31,183	1,717,364
V.P. and COO	2019	385,000	110,000		427,778			30,621	953,399

Jefferson V. Wright[1]	2021	$385,000	$0		$0	$4,123,523		$37,375	$4,545,898
Former Executive	2020	360,208	56,903		930,046			48,075	1,395,232
V.P., Gen’l Counsel	2019	350,000	85,000		330,556			59,894	825,450

Brendan D. Malloy	2021	$344,584	$5,000	[3]	$0	$2,814,600		$6,180	$3,170,364
Executive V.P.,	2020	322,292	44,183		722,150			6,180	1,094,805
Secure Networks	2019	315,000	66,000		256,667			5,718	643,385

Mark G. Griffin[2]	2021	$353,751	$0		$0	$29,507,109	[5]	$6,180	$29,867,040
Executive V.P.,
Security Solutions

1 As previously reported, Ms. Michele Nakazawa stepped down as Executive Vice President, Chief Financial Officer in July 2021 but continues to assist on an as requested basis on special projects.  Mr. Edward Williams stepped down as Executive Vice President, Chief Operating Officer in November 2021, served briefly in a transitional role, and officially retired on January 31, 2022.  Mr. Jefferson V. Wright stepped down as Executive Vice President, General Counsel, on January 31, 2022 but continued to assist with transition matters through March 31, 2022 and then continues to assist on an as requested basis on special projects through January 31, 2023.

2 Mr. Bendza and Mr. Griffin are Named Executive Officers for the first time in 2021.

3 For Mr. Malloy, amount represents an anniversary bonus.

4 Represents the grant date fair value of the RSUs and PSUs issued under our 2016 LTIP.  See assumptions made in the valuation of these awards for financial statement reporting purposes in Note 1 - Summary of Significant Accounting Policies to Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

5 Mr. Griffin’s stock award was granted to reflect his role in the creation of value in Telos ID as reflected in its purchase price in connection with the intitial public offering, and to align his compensation with similarly-situated Company executives.

6 Amounts presented consist of the following in 2021:

Name	Life Insurance and Long- Term Disability Premiums	401(k) Company Match	Perquisites[1]	Total All Other Compensation

John B. Wood	$21,299	$5,700	$10,867	$37,866
Michele Nakazawa	7,058	5,700	----	12,758
G. Mark Bendza	180	3,075	----	3,255
Edward L. Williams	11,678	4,975	18,405	35,058
Jefferson V. Wright	19,523	5,700	12,152	37,375
Brendan D. Malloy	480	5,700	----	6,180
Mark D. Griffin	480	5,700	----	6,180

1Includes reimbursement for golf club membership, home office expenses, and commuting costs.

GRANTS OF PLAN-BASED AWARDS

The following table provides information about the AIP awards and 2016 LTIP stock awards granted to our named executive officers during fiscal year 2021.

Name	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards		Stock Awards (Units)		Grant Date Fair Market Value
		Target $	Maximum $
John B. Wood		$700,000	$1,400,000
	1/28/2021			338,236		$11,555,141
Michele Nakazawa		307,500	615,000
	1/28/2021			122,352		4,272,295
G. Mark Bendza	7/19/2021			106,000		2,756,890
	12/23/2021			84,500	[1]	1,366,365
Edward L. Williams		360,000	720,000
	1/28/2021			155,882		5,403,429
Jefferson V. Wright		288,750	577,500
	1/28/2021			117,942		4,123,523
Brendan D. Malloy		204,000	408,000
				80,000		2,814,600
Mark D. Griffin	1/28/2021	227,500	455,000
	1/28/2021			711,764		25,893,109
	3/29/2021			100,000		3,614,000

1Includes 9,800 shares vested on January 31, 2022 at the closing market price of $11.69 per share.

As described in the Compensation Discussion and Analysis on page 16, the Compensation Committee approved AIP awards for the 2021 performance period that are described in the above table as Non-Equity Incentive Plan Awards. The amounts of the potential AIP awards to the named executive officers range from 40% to a maximum of 100% of the annual salaries of the various executives (with the CEO set at 100% of his annual salary and all other senior officers set at lower percentages of each of their salaries), subject to leveraging in accordance with an AIP Award Leverage Schedule. The amount of leverage ranges from a low of 0% (in the event performance falls below 100% of the performance target), in which case no AIP award would be earned, to a high of 200% (in the event performance is achieved equal to or higher than 120% of the performance target), with the performance at target set to a leverage amount of 100% of the named executive officer’s potential AIP award.

The Compensation Committee selected an earnings target based on the Company achieving Adjusted EBITDA of $33.8 million during 2021. We achieved Adjusted EBITDA of $24.4 million in 2021.  The Compensation Committee determined that the Company’s performance did not achieve the 2021 AIP target.  As a result, the Compensation Committee did not award any bonuses to the senior officers under the AIP for the 2021 performance period.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information regarding outstanding equity awards as of December 31, 2021 for the Company’s named executive officers:

Name	Unvested Units as of 12/31/2021	Fair Market Value

John B. Wood	338,236	$11,555,141
Michele Nakazawa	122,352	4,272,295
G. Mark Bendza	190,500	4,123,255
Edward L. Williams	155,882	5,403,429
Jefferson V. Wright	117,942	4,123,523
Brendan D. Malloy	80,000	2,814,600
Mark D. Griffin	711,764	25,893,109

STOCK VESTED

The following table sets forth certain information regarding the vesting of shares of restricted stock held by named executive officers during fiscal year 2021:

Name	Units Vested	Value Realized[1]

John B. Wood	0	$0
Michele Nakazawa	0	0
G. Mark Bendza	0	0
Edward L. Williams	0	0
Jefferson V. Wright	0	0
Brendan D. Malloy	0	0
Mark D. Griffin	100,000	3,464,000

1 Based on the closing market price of $34.64 per share vested on May 17, 2021.

Potential Payments Upon Termination or Change in Control

As disclosed above, the Company has entered into employment agreements with certain executive officers which provide for potential payments upon termination or change in control.  The table below summarizes the potential payouts to Messrs. John Wood, Bendza, Williams, Wright, Malloy, Griffin and Ms. Nakazawa for the termination events described above assuming such termination occurred on December 31, 2021, the last business day of the Company’s last completed fiscal year.

	Salary Continuation for 24, 18 or 12 Months	Bonuses to be Earned	Accrued and Unused Vacation 12/31/21	Continuation of Medical/Welfare Benefits for 24, 18 or 12 Months[1]	401(k) Company Match for 24, 18 or 12 Months	Total	Number of Restricted Stock that Would Vest
John B. Wood
Termination without cause	$1,200,000	$0	$80,769	$82,075	$11,400	$1,374,244	338,236
Termination upon death/disability	1,200,000	0	80,769	82,075	11,400	1,374,244	338,236
Termination upon change in control	1,200,000	1,983,098	80,769	82,075	11,400	3,357,342	338,236
Termination for cause	0	0	80,769	0	0	80,769	0
Voluntary termination	0	0	80,769	0	0	80,769	0

Michele Nakazawa
Termination without cause	615,000	0	47,308	30,494	8,550	701,352	122,352
Termination upon death/disability	615,000	0	47,308	30,494	8,550	701,352	122,352
Termination upon change in control	615,000	573,398	47,308	30,494	8,550	1,274,750	122,352
Termination for cause	0	0	47,308	0	0	47,308	0
Voluntary termination	0	0	47,308	0	0	47,308	0

Mark Bendza
Termination without cause	410,000	0	13,798	16,823	5,700	446,321	180,700
Termination upon death/disability	410,000	0	13,798	16.823	5,700	446,321	180,700
Termination after change in control	410,000	114,562	13,798	16.823	5,700	560,883	180,700
Termination for cause	0	0	13,798	0	0	13,798	0
Voluntary termination	0	0	13,798	0	0	13,798	0

Edward L. Williams
Termination without cause	675,000	0	51,923	47,125	8,550	782,598	155,882
Termination upon death/disability	675,000	0	51,923	47,125	8,550	782,598	155,882
Termination upon change in control	675,000	744,542	51,923	47,125	8,550	1,527,140	155,882
Termination for cause	0	0	51,923	0	0	51,923	0
Voluntary termination	0	0	51,923	0	0	51,923	0

Jefferson V. Wright
Termination without cause	577,500	0	44,423	49,852	8,550	680,325	117,942
Termination upon death/disability	577,500	0	44,423	49,852	8,550	680,325	117,942
Termination upon change in control	577,500	573,398	44,423	49,852	8,550	1,253,723	117,942
Termination for cause	0	0	44,423	0	0	44,423	0
Voluntary termination	0	0	44,423	0	0	44,423	0

Brendan D. Malloy
Termination without cause	592,500	0	30,385	30,307	8,550	661,742	80,000
Termination upon death/disability	592,500	0	30,385	30,307	8,550	661,742	80,000
Termination upon change in control	592,500	0	30,385	30,307	8,550	661,742	80,000
Termination for cause	0	0	30,385	0	0	30,385	0
Voluntary termination	0	0	30,385	0	0	30,385	0

Mark Griffin
Termination without cause	592,500	0	30,385	30,328	8,550	661,763	711,764
Termination upon death/disability	592,500	0	30,385	30,328	8,550	661,763	711,764
Termination upon change in control	592,500	0	30,385	30,328	8,550	661,763	711,764
Termination for cause	0	0	30,385	0	0	30,385	0
Voluntary termination	0	0	30,385	0	0	30,385	0

1For Messrs. Wood, Williams and Wright, and Ms. Nakazawa, this includes the cash equivalent of premium payments for continued coverage under the medical, dental, short and long-term disability, and life insurance and other similar plans, and payment of premiums for continuation of Executive Life Policy, in which the executive is the holder of the policy.  For the other executives, this includes the cash equivalent of premium payments for continued coverage under the medical, dental, short and long-term disability, and life insurance and other similar plans.

2021 CEO Pay Ratio

As of December 31, 2021, Telos and its consolidated subsidiaries together had approximately 849 employees, with 89% in the United States and 11% in the Philippines.  The Company has elected to identify the median employee using our employee population as of December 31, 2021, which is within the last three months of our last completed fiscal year.

To identify the employee with compensation at the median of all employees for our 2021 fiscal year, the Company used the “annual rate” as reflected in our accounting systems as of December 31, 2021, for all of its employees, including part-time, and temporary employees.  The annual rate for salaried employees reflects base salary paid on an annual basis, excluding the CEO.  For hourly employees, the annual rate is arrived using the hourly rate and total paid hours.  The Company did not make any cost-of-living adjustments despite the variety of labor markets in which our employees work, nor did it make adjustments to account for the variety of compensation arrangements used to pay employees in varying roles (e.g. the Company did not include overtime, commissions, bonuses or other types of non-fixed compensation).  Using this methodology, the Company identified the median employee as a full-time salaried employee located in the United States.  Once our median employee was identified, the Company calculated the median employee’s total compensation in accordance with the requirements of the Summary Compensation Table.  The median employee’s annual total compensation for the 2021 fiscal year was $99,771.  Annual total compensation includes base salary, leave cash-out, any applicable bonus payment, and Company contributions to the Company’s 401(k) plan on behalf of the employee.

As calculated using the methodology required for the Summary Compensation Table, the total annualized compensation of Mr. John Wood was $12,197,174 and the total annual compensation of the median employee was $99,771, which yields a ratio of 122 to 1.

Non-Competition, Confidentiality, and Non-Solicitation Provisions

Pursuant to their respective employment agreements, Messrs. Bendza, Williams, Wright, Malloy, Griffin and Ms. Nakazawa are subject to non-competition, confidentiality, and non-solicitation provisions which are applicable to each executive during their respective employment terms and for a period of 18 months subsequent to the date of any termination for all but Mr. Bendza, and 12 months for Mr. Bendza.  Similarly, Mr. John Wood is subject to non-competition, confidentiality, and non-solicitation provisions during his employment term and for a period of 24 months subsequent to the date of any termination.

Compensation of Directors

In January 2021, we engaged Lockton to provide director compensation consulting services, including a review of our peer companies and an analysis of the structure and level of cash and equity compensation awarded by such peer companies in connection with service on their boards and board committees.  Based on Lockton’s report and recommendations, the Compensation Committee recommended to the Board of Directors that the pay structure of the directors be revised.  As a result, and effective January 1, 2021, the Board of Directors adopted a new structure for the annual compensation of the Board members which provides for the following annual compensation: $35,000 basic annual retainer plus the following annual fees for committee chairpersons and members:

Audit Committee:	Chairperson: $24,000	Member: $ 8,750
Compensation Committee:	Chairperson: $12,000	Member: $ 5,250
Nominating Committee:	Chairperson: $ 7,500	Member: $ 4,000
Government Security Committee[1]:	Chairperson: $ 8,000

1The Government Security Committee only has two members, Mr. Borland as Chairperson, and Mr. Wood.  Mr. John Wood receives no separate compensation for his service on the Government Security Committee, and his compensation as an executive is described elsewhere in this document.

In addition, each director received a long-term incentive award valued at $177,500 in the form of 5,212 Restricted Stock Units, on March 23, 2021 and they vested on January 31, 2022.

General Maluda, through his entity, JK Maluda LLC, and the Company entered into a consulting agreement under which General Maluda provides certain consulting services to the Company.  Under the agreement, JK Maluda LLC received $23,500 per month, for a total of $282,000 per year.

The following table summarizes the director compensation paid during the year ended December 31, 2021, other for than Mr. John Wood (who was not paid separate compensation for his service as a director and whose compensation is described elsewhere in this proxy statement):

DIRECTOR COMPENSATION FOR 2021

Name	Fees Earned or Paid in Cash	Stock Award	All Other Compensation			Total

Bernard C. Bailey	$59,000	$177,500	$	----		$236,500
David Borland	55,750	177,500		----		233,250
Bonnie L. Carroll	53,000	177,500		----		230,500
John W. Maluda	35,000	177,500		282,000	[1]	494,500
Fredrick D. Schaufeld	55,750	177,500		----		233,250

1Amount paid pursuant to a consulting agreement with the Company for 2021.

For his service on the Advisory Board, Gen. Alexander does not receive a fee but he did received a grant of 100,000 shares of Class A Common Stock of the Company on May 13, 2020.  In accordance with the vesting schedule, 25% vested immediately upon grant and then 25% will vest on each of the next three anniversary dates of the grant.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of the Record Date by: (i) each of our NEOs, (ii) each director, (iii) each stockholder who is known by us to beneficially own in excess of five percent and (iv) all directors and executive officers as a group. Except as otherwise indicated, each stockholder listed below has sole voting and investment power with respect to the shares beneficially owned by such person. The rules of the SEC consider a person to be the “beneficial owner” of any securities over which the person has or shares voting power or investment power.  Unless otherwise indicated below, the address of each stockholder is 19886 Ashburn Road, Ashburn, VA 20147.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership as of March 21, 2022	Percent of Class
Common Stock	The JRP Settlement c/o Silex Trust Company Limited Rue De La Croix D’or 7 Geneva V8 1204 Switzerland	9,540,437 shares (A)	14.1%
Common Stock	FMR LLC Abigail P. Johnson 245 Summer Street Boston, MA 02210	5,181,265 shares (B)	7.6%
Common Stock	The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	4,353,432 shares (C)	6.4%
Common Stock	John B. Wood	4,144,615 shares (D)	6.1%
Common Stock	G. Mark Bendza	6,335 shares	*

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership as of March 21, 2022	Percent of Class
Common Stock	Mark D. Griffin	200,642 shares (E)	0.3%
Common Stock	Brendan D. Malloy	48,965 shares (F)	*
Common Stock	Edward L. Williams	434,835 shares (G)	0.6%
Common Stock	Michele Nakazawa	451,351 shares (H)	0.7%
Common Stock	Jefferson V. Wright	353,087 shares (I)	0.5%
Common Stock	Bernard C. Bailey	5,212 shares	*
Common Stock	David Borland	100,445 shares (J)	0.2%
Common Stock	Bonnie R. Carroll	5,800 shares	*
Common Stock	Bradley W. Jacobs	0 shares	*
Common Stock	Derrick D. Dockery	0 shares	*
Common Stock	John W. Maluda	20,877 shares (K)	*
Common Stock	Fredrick D. Schaufeld	260,661 shares (L)	0.4%
Common Stock	All officers and directors as a group (13 persons)	4,897,136 shares (M)	7.2%

* Denotes less than 0.1%.
(A)
Includes 9,264,804 shares held directly by JRP Settlement, transferred from Toxford Corporation on July 16, 2021, and 275,633 shares held directly by the estate of Mr. John R.C. Porter.  According to the Schedule 13G (Amendment No. 1) jointly filed on February 8, 2022, Brian Padgett is the executor of the estate of John Porter and therefore has sole voting and investment power of the shares of common stock owned by the estate. Shirley Porter is the sole Protector of The JRP Settlement, can replace the Trustee and therefore has sole voting and investment power over the common stock held by The JRP Settlement.  Silex Trust Company Limited (the “Trustee”) is the trustee of The JRP Settlement.  Brian Padgett, Oliver Hemmer, and Ronan Kuczaj are the individuals who can make decisions on behalf of the Trustee and each can act alone in doing so, and therefore they have shared voting and investment power over the common stock held by The JRP Settlement.

(B)
According to the Schedule 13G (Amendment No. 2) filed on March 10, 2022, FMR LLC, certain of its subsidiaries and affiliates, and other companies (together “FMR LLC”) beneficially own 5,181,265 shares common stock, and it has the sole power to vote or to direct the vote of 419 shares of common stock and sole power to dispose or to direct the disposition of 5,181,265 shares of common stock. The Johnson family, including Abigail P. Johnson, form a controlling group with respect to FMR LLC.

(C)
According to the Schedule 13G filed on February 10, 2022, The Vanguard Group beneficially owns 4,353,432 shares of common stock, of which it has shared voting power for 74,193 shares, sole dispositive power for 4,254,075 shares, and shared dispositive power for 99,357 shares.

(D)	Includes 184,746 shares held for the benefit of Mr. Wood by the Telos Corporation Shared Savings Plan. Also includes 772,485 shares held by JJJJJV, LLC, in which Mr. Wood is the principal.
(E)	Includes 5,846 shares held for the benefit of Mr. Griffin by the Telos Corporation Shared Savings Plan.
(F)	Includes 17,319 shares held for the benefit of Mr. Malloy by the Telos Corporation Shared Savings Plan.
(G)
Includes 348,852 shares held by Old Landing Ohana, LLC in which Mr. Williams is the principal.  Also includes 57,937 shares held for the benefit of Mr. Williams by the Telos Corporation Shared Savings Plan.

(H)	Includes 300,691 shares held by the Nakazawa Family Investments, LLC in which Ms. Nakazawa and her spouse are the principals, and 126,105 held in Ms. Nakazawa’s traditional IRA account.
(I)
Includes 315,000 shares held by two family trusts for the benefit of Mr. Wright and his spouse and 8,170 shares held for the benefit of Mr. Wright by the Telos Corporation Shared Savings Plan.  Also includes 5,163 shares underlying restricted stock units that vest by April 1, 2022.

(J)	Includes 95,233 shares held by a trust for the benefit of Mr. Borland.
(K)	Includes 441 shares held jointly with his spouse and 6,523 shares underlying restricted stock units that will vest later on April 1, 2022.
(L)	Includes 255,449 shares held in a trust for the benefit of Mr. Schaufeld.
(M)
Includes Mr. John Wood, Mr. Bendza, Mr. Griffin, Mr. Malloy, Mr. E. Hutchinson Robbins, Jr. (Executive Vice President & General Counsel), Mr. Emmett Wood (Executive Vice President, Marketing & Strategy), Mr. Bailey, Mr. Borland, Ms. Carroll, Mr. Dockery, Mr. Jacobs, Gen. Maluda, and Mr. Schaufeld. Includes 216,948 shares held for the benefit of Messrs. J. Wood, Griffin, Malloy, and E. Wood by the Telos Corporation Shared Savings Plan. Also includes 772,485 shares held by JJJJJV, LLC, in which Mr. Wood is the principal, 95,233 shares held by a trust for the benefit of Mr. Borland, 441 shares held jointly by Gen. Maluda with his spouse and 6,523 shares underlying restricted stock units that will vest later on April 1, 2022, and 255,449 shares held in a trust for the benefit of Mr. Schaufeld.

Ratification of Independent Registered Public Accounting Firm

The Audit Committee selected BDO USA, LLP (“BDO”) to serve as the Company’s independent registered public accounting firm for the 2022 fiscal year.  BDO is expected to attend the Annual Meeting and will be given an opportunity to make a statement and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

Aggregate fees for professional services billed to us by BDO USA, LLP for the years ended December 31, 2021 and 2020 are summarized as follows:

	2021	2020
BDO USA, LLP:
Audit fees[1]	$1,481,000	$784,000
Tax fees[2]	154,000	114,000
All other fees	----	----
Total	$1,635,000	$898,000

1Audit fees for 2021 include fees for the annual audit, including the integrated audit of internal control over financial reporting, the reviews of the Company’s quarterly reports on Form 10-Q, and fees associated with various SEC filings.  Audit fees for 2020 include fees for the annual audit, the reviews of the Company’s quarterly reports on Form 10-Q, and fees for various SEC filings.

2Represent fees related to the review of federal and state income tax returns and other tax-related services

Pre-Approval Policies and Procedures

The Audit Committee pre-approves all services, including audit and non-audit services, provided by the Company’s independent registered public accounting firm.  These services may include audit services, audit-related services, tax services and other services. The independent registered public accounting firm typically provides an engagement letter to the Audit Committee outlining the scope of the services and related fees. Approval by the Audit Committee may be made at its regularly scheduled meetings or otherwise, including by telephonic or other electronic communications.

The Board of Directors of Telos recommends that the selection of BDO USA, LLP as the Company’s independent registered public accounting firm for the 2022 fiscal year be ratified by the holders of the Common Stock.

Advisory Vote on Executive Compensation

In accordance with the results of the vote from the 2011 Annual Meeting of Stockholders, the Company is providing the holders of the Common Stock a vote to approve, on an advisory (non-binding) basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion & Analysis section, the Compensation Table, and related narrative disclosure, beginning on page 16 as required under the rules and regulations of the SEC.

At the Company’s annual meeting of stockholders held on May 11, 2017, the frequency of three years of the vote on executive compensation received the highest number of votes cast by the holders of the Company’s Class A and Class B Common Stock present in person or represented by proxy at the annual meeting.  In light of such vote, the Company decided to conduct a say-on-pay vote in its proxy materials for future annual meetings every three years.  The next vote to determine the frequency of the advisory vote on executive compensation will take place at the 2023 Annual Meeting.

Stockholder Proposals for the 2023 Annual Meeting

Stockholders who wish to have proposals for the Company’s 2023 annual meeting of stockholders included in the proxy materials for such meeting must submit these proposals to the Company on or prior to December 8, 2022.  All other proposals (including director nominations) must be submitted in accordance with the process set forth in the Company’s Bylaws, which provide that, in order for business to be properly brought before an annual meeting by a stockholder, the stockholder must deliver written notice to the Company’s secretary at the Company’s principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.

Other Matters

Neither the Board of Directors nor management intends to bring any matter for action at the Annual Meeting other than those matters described above.  If any other matter or any proposal should be presented and should properly come before the meeting for action, the persons named in the accompanying proxy will vote upon such matter and upon such proposal in accordance with their best judgment.

 TELOS CORPORATION 19886 ASHBURN ROAD ASHBURN, VIRGINIA 20147 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Daylight Time on May 16, 2022 for shares held directly and by 11:59 p.m. Eastern Daylight Time on May 11, 2022 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Daylight Time on May 16, 2022 for shares held directly and by 11:59 p.m. Eastern Daylight Time on May 11, 2022 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:  D70997-P68952 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY TELOS CORPORATION For All Withhold All For All Except  To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.  The Board of Directors recommends you vote FOR  the following:  1. ELECTION OF DIRECTORS: To elect seven Directors to the Board of Directors to serve until the 2023 Annual Meeting of Stockholders or until their successors are elected and qualified;  Nominees: 01) John B. Wood  02) David Borland 03) Maj. Gen. (ret) John W. Maluda  04) Bonnie L. Carroll 05) Derrick D. Dockery 06) Bradley W. Jacobs 07) Fredrick D. Schaufeld  The Board of Directors recommends you vote FOR the following proposal: For Against Abstain  2. INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM: To ratify the selection of BDO USA, LLP to serve as the Company’s independent registered public accounting firm; and  3. OTHER BUSINESS: To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof. Yes No  Attend in Person  Please execute this proxy card as your name(s) appear(s) hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by an authorized person. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and AnnualReport on Form 10-K are available at www.proxyvote.com. D70998-P68952 TELOS CORPORATION Annual Meeting of Stockholders May 17, 2022 10:00 EDT This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) E. Hutchinson Robbins, Jr. and Helen M. Oh, as proxyholders, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of TELOS CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, EDT on May 17, 2022, at its headquarters located at19886 Ashburn Road, Ashburn, VA 20147, and any adjournment or postponement thereof. The stockholder(s) further gives the proxies authority to vote according to their best judgment on any other matters properly coming before the Annual Meeting of Stockholders. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side